EXHIBIT 5.1


                                                 May 5, 2000


PRT Group Inc.
80 Lamberton Road
Windsor, Connecticut 06095

Ladies and Gentlemen:

                  I am General Counsel and Secretary of PRT Group Inc., a Delaware corporation (the "Company"), and have acted as counsel for the Company in connection with its filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (the "Registration Statement") with respect to the Company's Common Stock, par value $.001 per share (the "Common Stock").

                  In preparation for rendering my opinion hereafter expressed, I have examined the originals or copies certified to my satisfaction of corporate records and other documents and certificates as I have deemed necessary.

                  Based on the above, I am of the opinion that:

(3) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(4) When sold, the Common Stock covered by the Registration Statement will be legally issued by the Company, duly authorized, fully paid and non-assessable.

                  I hereby consent to the use of this opinion letter as
Exhibit 5.1 to the Registration Statement and to the use of my name under the caption "Legal Matters" in the prospectus included therein.

                                               Very truly yours,

                                               /s/ RICHARD ROSENFELD
                                               ---------------------------
                                               RICHARD ROSENFELD, ESQ.

                                               General Counsel and Secretary